UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported) March 31, 2008

NetFabric Holdings, Inc.
(Exact name of registrant as specified in its charter)

Delaware	0-21419	76-0307819
(State or other jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

299 Cherry Hill Road, Parsippany, NJ	07054
(Address of principal executive offices)	(zip code)

Registrant’s telephone number, including area code - (973) 537-0077

(Former Name or Former Address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01(d). Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard: Transfer of Listing.

On March 31, 2008, the Board of Directors of the Company, on the recommendation of management, definitively determined that it should no longer expend its limited financial resources on meeting its reporting obligations under the Securities Act of 1934, as amended. As an immediate consequence of this decision, the Company is not able to complete the audit and file its annual report on Form 10-KSB for the year ended December 31, 2007. Due to this continuing lack of adequate financial resources, the Company does not currently plan to file any subsequent reports until it has solved its financial resources needs. As a result, it is expected that the Company’s shares will be no longer quoted on the OTC.BB since it will no longer be in compliance with its reporting obligations.

The Board believes it is in the best interests of its shareholders to conserve cash at this time and to invest it in growing UCA Services, the Company’s operating subsidiary which has been profitable in the past few months. The improved performance is in part due to increased revenues from a new initiative with an existing client and in part due to cost reductions implemented over the past year. The profits from the subsidiary, however, are not adequate to cover the expenses related to reporting and paying the interest due to the Company’s secured lender. In addition, the Company continues to have working capital deficiency as previously reported. The Company has no other option but to preserve cash in order to sustain and fund its growth needs.

The Company will continue to seek capital, which may include existing shareholders and employees, in order to eliminate the working capital deficiency. There can be no assurance that the Company will be successful in raising additional capital. If the Company is successful in raising additional capital, it may result in substantial dilution to existing shareholders. In addition, the Company is exploring strategic alternatives which may include a sale of some or all of the assets or operations of the Company. Currently, there is no agreement in place for such transaction and there can be no assurance that such a transaction will ever be consummated.

Item 9.01. Financial Statements And Exhibits

(d)	Exhibits

None

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NETFABRIC HOLDINGS, INC.

Date: April 1, 2008	By:	/s/ Fahad Syed
Name: Fahad Syed
Title: Chairman and CEO